TIDAL TRUST III 485BPOS

Exhibit 99(p)(xxii)

CODE OF ETHICS

General

This is the Code of Ethics of AOT. The Company’s Personal Securities Transactions reporting and Insider Trading Procedures can be found in this Code.

Fiduciary Duty

This Code of Ethics is predicated on the principle that the Company owes a fiduciary duty to its clients. A fiduciary is to approach his or her client’s affairs with the same prudence as would be used in the management of his or her own affairs. Fiduciaries are expected to place the interests of the client before their own. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision. Accordingly, Associated Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, the Company will:

●	Place client interests ahead of the Company’s – As a fiduciary, the Company will serve in its clients’ best interests. In other words, Associated Persons may not benefit at the expense of advisory clients. This concept is particularly relevant when Associated Persons are making personal investments in securities traded by advisory clients.

●	Engage in personal investing that is in full compliance with the Company’s Code of Ethics – Associated Persons must review and abide by the Company’s Personal Securities Transaction and Insider Trading Policies.

●	Avoid taking advantage of your position – Associated Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with the Company, or on behalf of an advisory client, unless in compliance with the Gift Policy below.

●	Maintain full compliance with the Federal Securities Laws – Associated Persons must abide by the standards set forth in Rule 204A-1 under the Advisers Act [17j-1].

Any questions with respect to the Company’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Associated Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated on an anonymous basis.

Definitions

CCO: Chief Compliance Officer per rule 206(4)-7 of the Advisers Act. The Company has designated John Tinsman as its Chief Compliance Officer.

Associated Person: All directors, officers, and partners of the Company (or other persons occupying a similar status or performing similar functions); employees of the Company; and any other person who provides advice on behalf of the Company and is subject to the Company’s supervision and control.

Access Person: Any of AOT’s Associated Persons who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or any Associated Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is AOT’s primary business, all of AOT’s directors, officers, and partners are presumed to be access persons. For the avoidance of doubt, all Associated Persons of AOT are Access Persons. For purposes of the Code of Ethics, all Access Persons and Associated Persons are referred to as Associated Persons.

Beneficial Ownership: Associated Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. They have a pecuniary interest in securities if they have the ability to profit, directly or indirectly, from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

●	Securities held by members of Associated Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;

●	Associated Person’s interests as a general partner in securities held by a general or limited partnership; and

●	Associated Person’s interests as a manager/member in the securities held by a limited liability company.

Associated Persons do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder, or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Associated Persons of securities held by a trust:

●	Ownership of securities as a trustee where either the Associated Person or members of the immediate family have a vested interest in the principal or income of the trust;

●	Ownership of a vested beneficial interest in a trust; and

●	An Associated Person’s status as a settlor/grantor of a trust unless the consent of all of the beneficiaries is required in order for the Associated Person to revoke the trust.

Reportable Fund: The AOT Growth and Innovation ETF and 2x Software ETF are considered reportable funds because AOT serves as Sub-Adviser to the ETFs.

Reportable Security: any note, stock, treasury stock, bond, debenture, exchange-traded fund, closed end mutual fund, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Security does not include (Excepted Securities):

1.	Direct obligations of the Government of the United States;

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares issued by open-end mutual funds other than reportable funds; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

Initial Public Offering: An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Conflict of Interest: For the purposes of this Code of Ethics, a “conflict of interest” will be deemed to be present when an individual’s private interest interferes in anyway, or even appears to interfere, with the interests of a client, the Company, or one or more of its affiliates, as a whole.

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee’s personal account, the Chief Compliance Officer should be consulted.

Personal Account Trading

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for the Company, or in any way seeking personal profits at the expense of the trading conducted for the Company. A trader’s first priority in all trading decisions must be to benefit the Company’s clients.

Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an employee is notified by the fund of a distribution of securities, the employee must notify the CCO in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

Initial Public Offerings

Associated Persons must obtain prior written approval before acquiring a direct or indirect beneficial ownership (through purchase or otherwise) of a security in an initial public offering. This restriction ensures that Associated Persons do not cause a violation of applicable broker-dealer rules relating to new issues.

Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for AOT) that violates the law1. In addition, an Associated Person may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the employee’s giving the other party Company business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with the Company’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that policy, but in all instances, it is important to avoid even the appearance of providing business in exchange for personal benefits. Associated Persons are restricted as to the purchase and sale of their personal security holdings to the extent that a Fund advised by the Company holds or is expected to trade the same security. The Code also contains restrictions on, and procedures designed to help prevent inappropriate trading while AOT is in possession of material nonpublic information.

1 For example, an Associated Person may not trade on the basis of material nonpublic information.

Prohibited, Dishonest, and Unethical Practices

The following activities are expressly prohibited:

●	Recommending to an ETF the purchase, sale, or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the ETF;

●	Borrowing or loaning money or securities from or to a client unless the client is a broker-dealer, an affiliate of the Company, or a financial institution engaged in the business of loaning funds;

●	Misrepresenting to any client, or prospective client, the qualifications of the Associated Person, or misrepresenting the nature of the advisory services being offered or fees to be charged for such service;

●	Guaranteeing a client that a specific result will be achieved with advice rendered;

●	Engaging in any act, practice, or course of business which is fraudulent, deceptive, manipulative, or unethical; or

●	Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the provisions of the Advisers Act and any rule or order thereunder.

Conflicts of Interest

The Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. Associated Persons must strive to avoid any activity or a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the Associated Person’s personal interest interferes, or appears to interfere, with the interests of the Company or its clients. A conflict of interest can arise whenever an Associated Person takes action or has an interest that makes it difficult for him/her to perform his/her duties and responsibilities at the Company honestly, objectively and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

●	Associated Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, as a result of such transactions, including by purchasing or selling such securities.

●	Associated Persons are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the Associated Person may not participate in any decision-making process regarding the securities of that issuer.

Spread of False Information

AOT unequivocally prohibits and forbids all Associated Persons from communicating or transmitting “false rumors” or other information regarding any Fund, portfolio investment, or any registered security which such Associated Person does not know or reasonably believe to be true to any person outside of AOT for any reason.

If the CCO, upon due investigation, finds that any Associated Person has engaged in the spread of false rumors or information as described above, the CCO may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.

Gifts and Entertainment

Associated Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Associated Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Company or the Associated Person.

No Associated Person may receive any gift, service, or other thing of more than de minimis value of from any person or entity that does business with or on behalf of the Company. No Associated Person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the Company without written pre-approval by the CCO. Gifts received from or given to the same source valued at $100.00 or less will be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also will be considered to be of de minimis value.

No Associated Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity, that does business with or on behalf of the Company.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Associated Persons must not offer, give, solicit, or receive any form of bribe or kickback.

Political Contributions

SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative, or an executive officer, general partner, managing member or an employee of the adviser.

A “Covered Associate” includes: (1) any general partner, managing member or executive officer of the Company, (2) any employee who solicits a governmental entity on behalf of AOT and anyone directly or indirectly supervising such employee, and (3) any political action committee controlled by AOT or one of its Covered Associates.

“Contribution” means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	the purpose of influencing any election for federal, state, or local office;

●	the payment of debt incurred in connection with any such election;

●	transition or inaugural expenses incurred by a successful candidate for state or local office; or

●	charitable donations and contributions to a political action committee (PAC).

For purposes of this policy, all Associated Persons are deemed to be Covered Associates. It is AOT’s policy that no Covered Associate is permitted to make a political contribution to any candidate, officeholder, political party, or PAC.

Confidentiality

Associated Persons must respect the confidentiality of information acquired in the course of their work and must not disclose such information, except when they believe they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Associated Persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Company.

Service on a Board of Directors and Other Outside Interests

Associated Persons must not serve on the board of directors of publicly traded companies without the prior authorization of the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of the Company, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Associated Persons must obtain prior approval from the CCO for any outside business activity that was not already underway at the time this policy was first adopted. Pre-approval should be requested by submitting an e-mail to the CCO detailing the contemplated outside activity, anticipated time commitment, compensation, and disclosure of any potential conflicts of interest associated with the activity.

An outside activity or interest may never:

●	Present a substantial risk of confusing clients or the public as to the capacity in which the Associated Person is acting;

●	Pose a reputational risk for AOT;

●	Inappropriately influence an Associated Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of AOT or clients; and/or

●	Involve use of AOT’s client, or proprietary information.

On an annual basis, Associated Persons must review and certify to outside business activities. See Appendix 3 for the Outside Business Activities Disciplinary Form. At all times, Associated Persons should ensure that their outside business activities do not present a risk of a conflict of interest for AOT, and that the Associated Person is clear that they are not acting or providing advice on behalf of AOT.

The CCO may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received. The CCO will review each reported outside business activity and decide whether such activity must be restricted, monitored, and/or disclosed by AOT. Associated Persons are advised to consult the CCO with any questions as to whether an outside activity or interest is reportable under this policy.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from all Prohibitions on a case-by-case basis. Any request for such consideration must be submitted to the CCO in writing. Exceptions will only be granted in those cases in which the CCO determines that granting the request will not create any potential, apparent, or actual conflicts of interest.

Personal Securities Transactions Procedures and Reporting

Important Note: to the extent the CCO is the only Associated Person of AOT, all transactions and accounts, as described below, subject to pre-clearance and reporting under this policy must be submitted to the CCO, who in turn will submit same to the Chief Compliance Officer of ETF Architect for review and approval as required.

Reporting Requirements

Initial Personal Securities Account Report

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a personal securities account report containing the information specified in Appendix 5, the Personal Securities Account Certification.

Initial and Annual Holdings Reports

No later than ten (10) days after the person becomes an Access Person and annually thereafter, every Access Person must file a holdings report containing the following information:

●	The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership when the person becomes an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

See Appendix 6 for the Personal Holdings Certification. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (in the case of an initial report) or the date the report is submitted (in the case of an annual report).

Quarterly Reports

No later than thirty (30) days after the end of calendar quarter, every Access Person must file transaction reports containing the following information:

●	For each transaction involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the Access Person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

●	The nature of the transaction (e.g., purchase, sale)

●	The price of the security at which the transaction was effected

●	The name of any broker, dealer or bank with or through the transaction was effected; and

●	The date that the report is submitted by the Access Person.

See Appendix 7 for the Quarterly Personal Securities Transactions Report. Access Persons may use duplicate brokerage confirmations and account statements, provided that all of the required information is contained in those confirmations and statements, and the Access Person submits Appendix 7 confirming that AOT is in receipt of all confirmations and statements.

Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

●	Direct obligations of the United States

●	Money market instruments Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements

●	Shares issued by money market funds

●	Shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

●	Municipal bonds

Exceptions from Reporting Requirement

Initial, annual, and quarterly reporting is not required for any account over which an Associated Person or a Related Person has no direct or indirect influence or control. However, each Associated Person must report the existence of such an account to the CCO. The CCO has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control, including to direct the adviser or broker to the account to provide an affirmative certification that the Associated Person or Related Person has no direct or indirect influence or control. Each Associated Person must certify annually that he or she, or a Related Person when applicable, does not have direct or indirect influence or control over the account. If the Associated Person’s level of discretion changes relative to a non-discretionary account, the CCO must be notified immediately. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to AOT’s Books and Records policy.

The reporting requirements of this section of this Code of Ethics do not apply to transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

The reporting requirements of this section of this Code of Ethics do not apply to transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Company holds in its records so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter and the Associated Person certifies that all duplicate records are complete.

Furthermore, accounts restricted solely to the purchase and sale of open-end mutual funds (to include ETFs), 529 College Savings Plans, and 403b/401k plans are not subject to this policy and do not require disclosure or quarterly reporting. However, if the accounts described above can trade other securities, (e.g., individual equity names or ETFs), those accounts are subject to the policy even if it holds only open-end mutual funds.

Responsibility to Report

All reports must be filed with the CCO or his named designee. The responsibility for taking the initiative to report is imposed on each Associated Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Associated Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated AOT’s Code of Ethics and may be subject to disciplinary action.

Monitoring of Personal Securities Transactions

The Company is required by the Advisers Act to review Associated Persons’ personal securities transactions and reports periodically. Because the CCO is the sole employee of the Company, to avoid self-review, the Chief Compliance Officer of ETF Architect is responsible to review transactions and reports and approve pre-clearance requests initiated by the CCO.

1.         90-Day Hold. To deter market timing, Associated Persons are required to hold any sub-advised ETFs they purchase for a period of 90 days. This restriction applies to accounts for which Associated Persons have a direct or indirect beneficial interest, including household members.

2.         Blackout Rule. Associated Persons are prohibited from executing a transaction on behalf of themselves or another Associated Person when there is a contemplated/pending buy or sell order in the same or an equivalent security for a client until such time as that order is executed or withdrawn. For example, if AOT identifies Apple (AAPL) as a target for the following day’s execution, that security is now under the Blackout Rule and cannot be purchased in a personal account until the AAPL trade is executed.

3.         Exemptions Related to 90-Day Hold. Only certain limited exceptions to the 90-day hold will be approved including, but not limited to, hardships and extended disability. Exceptions must be approved by the CCO and the Chief Compliance Officer of ETF Architect prior to execution.

4.         Preclearance of Securities. Associated Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed within 48 hours of preclearance approval unless ETF Architect instructs otherwise. If any order is not timely executed, a request for preclearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by AETF Architect for unusual circumstances.

The following are exempt from preclearance:

●	Non-proprietary, open-end mutual funds and ETFs (e.g., any mutual funds and ETFs that are not managed, advised, or sub-advised by AOT or that may be held as constituents of an ETF that is managed, advised or sub-advised by AOT require pre-clearance).

●	Broad based index and commodity options and futures.

●	Fixed income securities less than $100,000 over a 30-day period.

●	Any transactions in individual equity securities, with a market cap of $1billion or more, are exempt from pre-trade clearance up to 500 shares, unless that security is a constituent of an ETF that is managed by AOT.

●	Discretionary accounts managed externally by an independent third party (e.g., an external investment adviser with discretionary authority).

●	Exceptions by prior written approval.

●	Automatic investment/withdrawal programs.

5.         IPOs are Prohibited. No Associated Person or Related Person thereof may acquire any security in an Initial Public Offering (IPO). For purposes of this policy, an IPO does not include offerings of government or municipal securities.

6.         Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements2 (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by an Associated Person or Related Person thereof with the advance written approval of the CCO. A request for approval of a private placement or limited offering should generally be submitted at least one week in advance of the proposed date of investment. An Associated Person need not pre-clear any private placement investments in which such Associated Person’s only “beneficial ownership” is through the general partner of a Fund sponsored by AOT or its affiliates. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Associated Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.

7.         Cryptocurrencies. A cryptocurrency is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets. There is some debate as to whether cryptocurrencies are securities. If there is a centralized third party, along with purchasers of a cryptocurrency with an expectation of a return, then the transaction should be considered a securities transaction. Bitcoin is not deemed to be a security because it is decentralized: there is no central party whose efforts are a key determining factor in the enterprise. In addition, ether is also not a security because the Ethereum network is also decentralized. Associated Persons are not required to pre-clear, or report transactions or holdings related to cryptocurrencies which are not deemed to be securities.

Cryptocurrencies that are deemed to be securities and Initial Coin Offerings (ICOs) are included in the definition of a covered security. If there is any question by an Associated Person as to whether a security is “covered” under this Code, s/he should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

8.         Preclearance Required for Option Writing. Associated Persons must preclear option writing with the CCO.

9.         Short Selling Restrictions. Associated Persons and Related Persons are prohibited from selling short any security which is owned in a client portfolio.

10.       Investment Clubs are Prohibited. Associated Persons and Related Persons are prohibited from participating in investment clubs.

11.       Trustee Arrangements. Associated Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.

12.       Prohibition on Trading Securities on the Restricted Security List. AOT may from time to time establish a Restricted Security List that includes certain securities where AOT has, or may receive, material nonpublic information about such companies because of a special relationship between AOT or an Associated Person and such companies or otherwise. No Associated Persons or Related Person thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer, including equity, debt, and derivative instruments.

If any Associated Person or Related Person thereof already holds a security that is on the Restricted Security List and has not received consent from the CCO, such Associated Person or Related Person must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Associated Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Associated Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except Related Persons to facilitate their compliance with this policy) without the authorization of the CCO.

2 A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933.

The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Associated Persons and their respective Related Persons that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

13.       Restrictions on Disclosures. You may not disclose any nonpublic information (whether or not it is material) relating to AOT or securities transactions on behalf of clients to any person outside AOT (unless such disclosure has been authorized by AOT). You may not communicate material, nonpublic information to anyone, including persons within AOT, except as permitted by this Code and related policies outlined in this Manual. All material nonpublic information must be secured. For example, access to files containing material, nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude an Associated Person’s rights under the Whistleblower Policy, outlined below.

The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.

Each Associated Person is solely responsible for any violation of this Code by a Related Person thereof.

Pre-Clearance Procedure

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

●	Pre-clearance requests must be submitted by the requesting Associated Person to the CCO in writing (see Appendix 4 for the Pre-Approval Form: Personal Securities Transaction). The request must describe in detail what is being requested and any relevant information about the proposed activity. The CCO will submit the pre-clearance request to the Chief Compliance Officer of ETF Architect, who will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.

●	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the Chief Compliance Officer of ETF Architect on the written authorization response.

●	Records of all pre-clearance requests and responses will be maintained by the CCO and the Chief Compliance Officer of ETF Architect for monitoring purposes and ensuring the Code of Ethics is followed.

Confidentiality

Associated Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Associated Person personal trading activities as confidential in nature. However, in certain circumstances, AOT may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein AOT deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

Certification of Compliance

Initial Certification

The Company is required to provide all Associated Persons with a copy of the Code. All Associated Persons are to certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with its terms.

Acknowledgement of Amendments

The Company must provide Associated Persons with any amendments to the Code and Associated Persons must submit a written acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification

All Associated Persons must annually certify that they have read, understood, and complied with the Code of Ethics and that the Associated Persons has made all of the reports required by the Code and has not engaged in any prohibited conduct.

The CCO will maintain records of these certifications of compliance.

Reporting Violations

All Associated Persons must report violations of the Company’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, Associated Persons may report directly to the Company’s Management. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

●	noncompliance with applicable laws, rules, and regulations;

●	fraud or illegal acts involving any aspect of the Company’s business;

●	material misstatements in regulatory filings, internal books and records, client records or reports;

●	activity that is harmful to clients; and

●	deviations from required controls and procedures that safeguard clients and the Company.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

The CCO is responsible for training and educating Associated Persons regarding the Code. Training will occur periodically as needed and all Associated Persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

The CCO will ensure that the Company maintains the following records in a readily accessible place:

●	A copy of each Code of Ethics that has been in effect at any time during the past five years;

●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, an Associated Person. These records must be kept for five years after the individual ceases to be an Associated Person of the Company;

●	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

●	A list of the names of persons who are currently, or within the past five years were, Associated Persons;

●	A record of any decision and supporting reasons for approving the acquisition of securities by Associated Persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted;

●	A record of any decisions that grant employees or Associated Persons a waiver from or exception to the Code.

Annual Review

The CCO will review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation.

Sanctions

Any violations discovered by or reported to the CCO will be reviewed and investigated promptly. Such report will include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation will be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. The CCO may impose such sanctions for violation of this Code of Ethics, as he deems appropriate, including, but not limited to:

●	Letter of censure;

●	Suspension or termination of the employment;

●	Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and

●	Referral to law enforcement or regulatory authorities in serious cases.

INSIDER TRADING

It is the policy of AOT that no Associated Person may engage in what is commonly known as “insider trading.” Specifically, the Company prohibits:

●	Trading, either in a Reportable Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or

●	Communicating material nonpublic information to others in violation of the law.

Insider Trading Policy

Section 204A of the Advisers Act requires every Investment Adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by such Investment Adviser or any Associated Person with such Investment Adviser. In accordance with Section 204A of the Act, the Company has instituted procedures to prevent the misuse of nonpublic information.

In the past, securities laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of material nonpublic information; or

●	Trading by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

●	Communicating material nonpublic information to others in breach of a fiduciary duty.

Who Is Covered by the Policy

This policy covers all of the Company’s Associated Persons as well as all transactions in any securities participated in by family members, trusts, or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Associated Person is an officer, director or 10% or greater stockholder and a partnership of which the Associated Person is a partner unless such person has no direct or indirect control over the partnership.

Material Information

Individuals may not be held liable for trading on inside information unless the information is material. Advance knowledge of the following types of information is generally regarded as material:

●	Dividend or earnings announcements

●	Write-downs or write-offs of assets

●	Additions to reserves for bad debts or contingent liabilities

●	Expansion or curtailment of company or major division operations

●	Merger, joint venture announcements

●	New product/service announcements

●	Discovery or research developments

●	Criminal, civil and government investigations and indictments

●	Pending labor disputes

●	Debt service or liquidity problems

●	Bankruptcy or insolvency problems

●	Tender offers, stock repurchase plans, etc.

●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material nonpublic information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-Public Information

In order for issues concerning insider trading to arise, information must not only be material, but also nonpublic as well.

Once material, nonpublic information has been effectively distributed to the investing public, it is no longer classified as material, nonpublic information. However, the distribution of nonpublic information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there also must be adequate time for the public to receive and digest the information. Lastly, nonpublic information does not change to public information solely by selective dissemination.

Associated Persons must be aware that even when there is no expectation of confidentiality, a person may become an insider upon receiving material, nonpublic information. Whether the “tip” made to the Associated Person makes such person a “tipee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

“Benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Associated Persons may also become insiders or “tipees” if they obtain material, nonpublic information by happenstance, at social gatherings, by overhearing conversations, etc.

Fair Dealing vs. Self-Dealing

Advisory Representatives must act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. The Company will not tolerate self-dealing for personal benefit or the benefit of the Company at the expense of clients.

Front Running

“Front running” and “scalping” refer to the buying or selling of securities in a Reportable Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or the Company’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities, or other securities that are related to a security in which clients may affect transactions or which the Company may make recommendations.

The Company strictly prohibits these practices.

WHISTLEBLOWER POLICY

All Associated Persons have a duty to observe the highest standards of business and personal ethics while discharging their professional responsibilities on behalf of AOT and to report suspected violations of the Code of Ethics, Compliance Manual or securities laws in the manner described in this policy. Associated Persons are advised to first share any questions, suggestions, concerns, or complaints with the CCO of AOT who can address them properly. However, if an Associated Person is not comfortable speaking with the CCO of AOT, or is not satisfied with the initial response, the Associated Person is advised to file a complaint under this policy. Supervisors are required to report suspected compliance violations to the CCO. All reports to the CCO by a supervisor will be handled per the process outlined in this policy. Any employee of AOT may also directly contact the SEC’s Office of the Whistleblower at (202) 551-4790.

This policy offers protection from retaliation for Associated Persons who make any complaint related to a known or suspected compliance violation (Reporting Person), if the complaint is made in good faith. “Good faith” means the Reporting Person has a reasonable belief that the complaint is true and is not being conveyed for personal gain or other ulterior motive.

Any acts of retaliation against a Reporting Person acting in good faith will invoke AOT’s disciplinary policy and any person who retaliates against a Reporting Person will be subject to sanctions up to and including termination of employment. AOT recommends that Reporting Persons approach AOT with any concerns related to possible or actual violations of securities laws but does not prohibit Reporting Persons from voluntarily communicating with the SEC or other regulatory authority regarding possible or actual violations of securities law. Furthermore, AOT does not prohibit Reporting Persons from recovering an SEC whistleblower award.

Reporting Persons are required to report irregularities and suspected violations of the Code of Ethics and compliance policies (compliance violations).

The failure of an Associated Person to report suspicious activity which pertains to a serious act of noncompliance may expose the Associated Person to an enforcement action by the SEC based on the legal doctrine of “willful blindness” which essentially posits that certain individuals, especially supervisors, who should have known that noncompliant activity was undertaken, cannot use the defense that they “did not know.”

The CCO will keep the identity of any Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law unless the Reporting Person has authorized AOT to disclose his/her identity. Following a formal investigation, the CCO will continue to protect the identity of the Reporting Person unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a regulatory authority initiates an investigation of allegations contained in the complaint.

Any complaint filed under this policy which relates to one or both ETFs must be reported to the CCO, who will escalate the complaint to the appropriate ETF adviser as soon as reasonably practical. The CCO’s ability to protect the identity of a whistleblower will depend upon several variables, including the terms of the Sub-Advisory Agreement and other governing legal documents and applicable regulations.

Reporting Persons should submit complaints concerning compliance violations in accordance with the following procedures:

●	Complaints must be submitted in writing and mailed, e-mailed, or delivered in a sealed envelope addressed to the CCO.

●	The content of the complaint must be sufficiently detailed to include a summary of the complaint, date(s) of alleged wrongdoing, parties involved in the wrongdoing, and how the Reporting Person learned about the suspected violation.

●	If appropriate, the Reporting Person may request an opportunity to discuss the complaint with the CCO by indicating such intent and including their identity in the complaint.

●	Reporting Persons may report compliance violations on an anonymous basis. Any Associated Person that contemplates making an anonymous complaint must realize that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Associated Persons considering making an anonymous complaint should be aware that there may be rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.

Therefore, AOT encourages Associated Persons to identify themselves when making reports of compliance violations. Upon receipt of a complaint, the CCO will confirm that the complaint involves a compliance violation. An investigation will be conducted as quickly as possible, considering the nature and complexity of the complaint and the issues it raises. Prompt and appropriate remedial action will be taken as warranted in the judgment of the CCO. Any actions taken in response to a complaint will be conveyed to the Reporting Person to the extent allowed by law unless the complaint is submitted anonymously.

The CCO will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with AOT’s confidentiality and record retention policies.

In the normal conduct of its business, AOT may use employment, severance, and non-disclosure agreements. Nothing contained in those agreements may prohibit current or former employees from voluntarily communicating with the SEC or other regulatory authorities about possible violations of law or from recovering an SEC whistleblower award. The CCO is responsible to ensure that all such agreements comply with this requirement, and to make clear to all employees who sign such agreements that AOT does not prohibit them from communicating with the SEC or seeking a whistleblower award.

DISASTER RECOVERY/BUSINESS CONTINUITY PLAN

The SEC takes the position that an adviser’s fiduciary duty to its clients includes the obligation to take steps to protect client interests from being placed at risk due to the adviser’s inability to provide advisory services because of a disaster, loss of key personnel or other major interruption of business. In addition, Rule 204-2 under the Advisers Act requires investment advisers maintaining records in electronic format to establish and maintain procedures to safeguard such records from destruction or loss. It is AOT’s policy to take all steps necessary to fulfill these obligations. In this regard, AOT maintains separately from this Manual a Business Continuity and Disaster Recovery Plan (Business Continuity Plan or the Plan).

AOT’s Plan is created to respond to a Significant Business Disruption (SBD) by safeguarding Associated Persons’ lives and Company property, making a financial and operational assessment, quickly recovering, and resuming operations, protecting all of the Company’s books and records, and allowing clients to transact business. In the event that the Company determines it is unable to continue its business, the Company will assure clients prompt access to their funds and securities.

The CCO will ensure that all Associated Persons receive a current copy of the Plan and will instruct such persons as to the proper safekeeping of the Plan. The CCO will review and test at least annually the Plan for the continuity of the business of AOT in the event of interruption due to natural disaster, terrorism, key man event, or similar events. Records of all Plan updates and testing activities and issue mitigation is retained by the CCO within the books and records of the Company.

POLICIES CONSIDERED BUT NOT APPLICABLE

The following policy topics were considered but deemed not applicable to the current business model of the Company. This list is reviewed at least annually as part of the annual compliance program review to respond to business and regulatory developments.

●	Anti-Money Laundering

●	Form ADV Parts 2A, 2B, and 3

●	Custody or Possession of Client Assets

●	Promoter Arrangements

●	Proxy Voting / Class Action Litigation

●	Principal and Cross Transactions

●	Foreign Corrupt Practices Act

●	Trade Management, Trade Allocation, Trade Errors, Directed Brokerage, Soft Dollars

●	Identity Theft Prevention Program

●	Wrap Programs

●	Regulation S-P

●	Regulation S-AM

The CCO is responsible to respond to instructions from each respective ETF adviser as it relates to policy amendment and development as it relates to the Company’s sub-advisory responsibilities.

APPENDIX 3

OUTSIDE BUSINESS ACTIVITIES DISCLOSURE FORM

Check One:      _____ New Disclosure      _____ Updated Disclosure      _____ Remove Disclosure

Associated Persons who engage in any outside business activity, with or without compensation, must complete and submit this form to the CCO for review and approval. See the Code of Ethics for complete information.

An outside business activity includes any business activity that is outside the scope of AOT’s business. Such business activity includes acting as a proprietor, partner, officer, director, trustee, consultant, or having any financial interest in another business or organization. An outside business activity also includes non-compensated positions for which you have a fiduciary duty (i.e. president, treasurer, trustee, power of attorney, charitable or other office positions for a nonprofit board). While an outside business activity does not include passive investments, exception might apply by virtue of their nature, position, percentage of ownership or control or obligations with respect to that activity. Any person who conducts activities for both Twin State Inc. and AOT should list duties conducted on behalf of Twin State Inc. as an outside activity for AOT.

Failure to promptly disclose an outside business activity could result in disciplinary actions including termination. You must utilize this Outside Business Activity Disclosure Form to disclose any activity to AOT. Your disclosure must be both accurate and complete to be considered for review.

In the event that you have any change in your outside business activity profile, you must update this form promptly and forward to the CCO for review and final updating.

I understand it is my obligation to promptly update any changes in my outside business activities.

Please Initial, Sign and Date:

I DO NOT engage in any outside business activities.	___________
I DO engage in the following outside activities:	___________

Description of outside activities, including details related to time spent and compensation received (list all that apply; attach separate page if needed):

Associated Person Name (print)	Date	Signature

Chief Compliance Officer Approval Signature	Date

APPENDIX 4

PRE-APPROVAL FORM: PERSONAL SECURITIES TRANSACTION

This form must be submitted prior to executing a transaction in personal securities (with some exceptions), a private placement, limited offering, sub-advised ETFs, or any other transaction the Associated Person believes could cause a conflict or compliance violation. IPOs are prohibited. See the Code of Ethics for details.

IRRESPECTIVE OF APPROVAL BY THE CHIEF COMPLIANCE OFFICER, NO EMPLOYEE MAY EXECUTE ANY SECURITIES TRANSACTION WHILE IN POSSESSION OF INSIDE INFORMATION. SEE THE ADVISER’S CODE OF ETHICS FOR INFORMATION ABOUT INSIDER TRADING AND NON-PUBLIC INFORMATION.

Whether or not an Associated Person has “inside information”, no employee may “trade ahead” of a client or execute any transaction which might in any respect disadvantage a client account or result in an Associated Person in any respect profiting from a transaction executed or positions held for a client.

Name as it appears on the Account:           ________________________________________

Account Number:           ________________________________________

Issuer:           ____________________

Equity Investments:	□ Common	□ Preferred

Number of shares:	____________________

Debt Investments:	□ Public	□ Private

Interest rate:           ____________________

Maturity date:          ____________________

APPENDIX 4

PRE-APPROVAL FORM: PERSONAL SECURITIES TRANSACTION

Limited Offering:

Please provide details:

Describe whether and why this investment would or would not be suitable for a client:

Transaction Type (please check):

□ Purchase

□ Sale

Estimated Trade Date:	____________________ Estimated Price: ____________________

Broker/Dealer:	____________________

Is the investment a limited offering?	□ Yes	□ No

Is the investment a private placement?	□ Yes	□ No

If yes, will the private placement invest in corporate debt or equity?	□ Yes	□ No

If yes, will you take an active role in the management of investments?	□ Yes	□ No

Representation and Signature:

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information.

Associated Person Name	Date

Associated Person Signature

APPENDIX 4

PRE-APPROVAL FORM: PERSONAL SECURITIES TRANSACTION

Compliance Approval:  ________________________ Date:  _____________________

Duration of preclearance approval: _________________________________

Approval of a trade does not mean that AOT in any respect recommends or endorses such transaction. THIS APPROVAL IS ONLY VALID UNTIL THE LAST DATE LISTED ABOVE. FURTHERMORE, THIS APPROVAL IS NOT VALID SHOULD ANY OF THE INFORMATION LISTED ABOVE CHANGE OR SHOULD THE ASSOCIATED PERSON COME INTO POSSESSION OF “INSIDE INFORMATION”.

APPENDIX 5

PERSONAL SECURITIES ACCOUNT CERTIFICATION

To be completed upon employment, promptly upon any changes and annually thereafter

Check One: New Disclosure _______   Updated Disclosure ________   Annual Disclosure_________

Associated Person Name (print):_______________________________________

Date of Report: _________________

Check one of the following as applicable:

____   I do not have any personal securities accounts to disclose.

____   I have personal securities accounts to disclose which are listed below.

Listed below are personal securities accounts which I or a household member have beneficial interest as defined in the AOT Personal Trading Policy. Attach additional sheets if necessary.

APPENDIX 5

PERSONAL SECURITIES ACCOUNT CERTIFICATION

Type of Account (eg. brokerage, IRA)	Name on Account	Relationship to me (eg. self, spouse)	Financial Institution (eg. Schwab, E-Trade)	Account Number

Associated Person Signature: ____________________________                     Date: ________________________

Chief Compliance Officer Approval Signature	Date

APPENDIX 6

PERSONAL HOLDINGS CERTIFICATION

To be completed upon employment, upon any changes and annually thereafter

Name of Associated Person (print):         ______________________________________

Check One: New Disclosure _______   Updated Disclosure ________   Annual Disclosure _________

Please list all other personal holdings in which you have a financial interest or over which you exercise control that have not otherwise been disclosed to AOT or check the box below stating you do not have any additional holdings to disclose.

NAME OF HOLDING, AMOUNT OWNED AND DATE ACQUIRED	BROKERAGE FIRM OR CUSTODIAN	ACCOUNT NUMBER AND NAME ON ACCOUNT (If applicable)	STATEMENTS SENT TO CCO? (Yes/No//N/A/Will be Arranged)

Attach additional sheets if necessary.

OR

___________ I do not have any additional personal holdings to disclose (check here only if this applies).

Associated Person Signature: ____________________________                     Date: ________________________

Chief Compliance Officer Approval Signature	Date

APPENDIX 7

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

The Code of Ethics and SEC regulations require that each Access Person (defined at Rule 204A-1(e)(1)) report, within 30 days of the end of each calendar quarter, any personal securities transactions in any account of the Access Person, or any account in which the Access Person or any immediate family or household member, has a direct or indirect pecuniary interest. If the Access Person has arranged for the CCO or other designee to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the Access Person to separately complete this quarterly transaction report. If the Access Person has arranged for AOT to receive copies of brokerage statements for all covered accounts, the use of this form would be limited to reporting transactions in private offerings which are transacted outside of brokerage accounts.

Quarter ending: ______________

____ YES, I had reportable personal securities transactions within the past quarter as reported on (check all that apply):

_____ the attached page/or monthly brokerage statements

_____ confirmations/statements sent directly by my broker-dealer to the Company

_____ the attached report

_____ NO, I had no reportable personal securities transaction(s) in the past quarter.

This report is to be signed, dated, and returned to the CCO, within 30 days of quarter end.

Associated Person Signature

Print Name*	Date

Chief Compliance Officer Signature	Date

*Important Note: The CCO has discretion to rely upon e-mail attestation in lieu of signatures.

APPENDIX 7

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

Transactions do not need to be reported for:

●	Any account in which the Access Person has no direct or indirect influence or control;

●	Direct obligations of the U.S. Government, e.g., U.S. Treasury bills, notes, and bonds;

●	High quality short-term instruments, e.g., U.S. bank certificates of deposit, bankers’ acceptances, and commercial paper;

●	Open-end investment companies, i.e., mutual funds unless AOT, or an affiliated company acts as investment adviser, sub-adviser, or principal underwriter to the mutual fund(s);

●	529 Plans, unless AOT or a control affiliate manages, distributes, markets, or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan; and

●	Units of unit investment trusts, so long as the unit investment trust is neither managed by AOT, any affiliate of AOT, nor invested in affiliated mutual funds.

Account Identification Information (Name/#)	Trade Date and Transaction Type (Buy/Sell)	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker

The reporting or recording of any such transaction should not be construed as an admission that you have any direct or indirect beneficial ownership in the security reported.